PRIME RETAIL, INC.

                     EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
       TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

                    (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)



                                                                         THREE MONTHS ENDED MARCH 31
                                                                 -------------------------------------------
                                                                        1997                    1996
                                                                 -------------------     -------------------
 Income (loss) before minority interests                            $  3,493                  $  3,057
 Interest incurred                                                     9,600                     6,387
 Amortization of capitalized interest                                     79                        63
 Amortization of debt issuance costs                                     608                       823
 Amortization of interest rate protection
      contracts                                                          336                       319
 Less interest earned on interest rate
      protection contracts                                               (39)                      (84)
 Less capitalized interest                                              (915)                     (613)
                                                                    --------                  --------
      Earnings                                                        13,162                     9,952
                                                                    --------                  --------

 Interest incurred                                                     9,600                     6,387
 Amortization of debt issuance costs                                     608                       823
 Amortization of interest rate protection
      contracts                                                          336                       319
 Preferred stock distributions and dividends                           3,093                     5,236
                                                                    --------                  --------
      Combined Fixed Charges and
         Preferred Stock Distributions and Dividends                  13,637                    12,765
                                                                    --------                  --------
 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                   $  (475)                 $  (2,813)
                                                                    =======                   ========